Exhibit 99.1

Omega Protein Announces Addition of Two New Board Members

HOUSTON, June 23, 2014 -- Omega Protein Corporation (NYSE: OME), a nutritional product company and a leading integrated producer of omega-3 fish oil and specialty fish meal products, today announced that Stephen Bryan and Gary Ermers have joined its Board of Directors effective June 19, 2014. Mr. Ermers will also join the Board’s Audit Committee and Mr. Bryan will join the Board’s Compensation Committee.

Mr. Bryan has served as the President and Chief Executive Officer of Delavau, LLC, a vitamin and mineral supplement and technology-based food ingredient manufacturer, from 2003 to March 2013 and was responsible for directing all aspects of Delavau’s business with a focus on sales, operations and product development. Prior thereto, Mr. Bryan was President of the Great Lakes Division of TCI/AT&T Broadband, a cable, telecommunications and internet service company, and President of Entenmann’s Bakery Company, a fresh baked goods manufacturing company. Mr. Bryan also has more than twenty years of general management and marketing experience with Kraft Foods, General Foods, and Frito-Lay. Mr. Bryan holds an MBA degree from the College of William and Mary and a BA degree from the University of Virginia. Mr. Bryan also served as a pilot for the U.S. Navy.

Mr. Ermers serves as the Associate Director of Healthcare Consulting Services at Dean Dorton Allen Ford, PLLC, a public accounting firm, a position he has held since 2013. From 1996 to 2012, Mr. Ermers served as Chief Financial Officer of Saint Joseph Health System, Inc., a large multi-hospital and physician network. Mr. Ermers also served as interim CEO of that organization in 2004. Mr. Ermers holds an MBA degree in Finance from DePaul University and a BA degree in Accounting from the University of Wisconsin – Eau Claire.

"We are excited to have Steve and Gary join the Board and welcome their in-depth experience and perspective on the issues affecting our business," said Gary Goodwin, Chairman of the Board. "We believe they will play an important role with our Company going forward."

About Omega Protein Corporation

Omega Protein Corporation (NYSE:OME) is a century old nutritional company that develops, produces and delivers healthy products throughout the world to improve the nutritional integrity of functional foods, dietary supplements and animal feeds. Omega Protein's mission is to help people lead healthier lives with better nutrition through sustainably sourced ingredients such as highly-refined omega-3 rich fish oil, specialty proteins and nutraceuticals.

Forward Looking Statements

The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Forward-looking information may be based on projects, predictions and estimates. Some statements in this press release may be forward-looking and use words like "hope," "hopeful," "may," "may not," "believes," "do not believe," "expects," "do not expect," "anticipates," "do not anticipate," "see," "do not see," or other similar expressions. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. Factors that could cause actual results to be materially different from those forward-looking statements are described in further detail in Omega's filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form 10-Q and Form 8-K.

Web site: www.omegaprotein.com